Contact:
Valerie Kimball
Investor Relations
303.703.1210
vkimball@epochfinancial.com

Rolf Gatlin
Public Relations                                          For Immediate Release
210.308.1268
rmgatlin@usfunds.com

             Strong Performance Drives Significant Growth in Assets,

         Revenues and Earnings for U.S. Global Investors' Third Quarter

    ************************************************************************

SAN ANTONIO - May 17, 2004 - U.S. Global Investors, Inc. (NASDAQ: GROW) (the Company), a registered investment advisory firm, announced it posted net income for the quarter ended March 31, 2004, of approximately $240,000, $0.03 income per share, unaudited, compared to a net loss of approximately $70,000, $0.01 loss per share, unaudited, for the comparable period last year. This is a positive reversal of more than 400 percent. For the nine-month period ending March 31, 2004, the Company posted net income of approximately $2.2 million, $0.29 income per share, unaudited, compared to net income of approximately $183,000, $0.02 income per share, unaudited, for the nine months ending March 31, 2003.

"These increases were largely due to substantial growth in the assets of the Company's gold, natural resource and foreign equity funds," says Frank Holmes, Chief Executive Officer of U.S. Global Investors. "The tremendous growth we have witnessed over the past year has largely been the result of the superior relative performance of our specialty funds, which in turn has led to strong recognition from the industry's leading rating agencies and a broader acceptance of these unique asset classes."

Revenues for the quarter ending March 31, 2004, were approximately $1.3 million, or 72 percent, higher than the quarter ending March 31, 2003. In addition, revenues for the nine-month period ending March 31, 2004, increased approximately $4.3 million, or 73 percent, as compared to the nine months ending March 31, 2003.

Expenses for the quarter ending March 31, 2004, were approximately $921,000, or 47 percent, higher than the quarter ending March 31, 2003. The expenses for the nine-month period ended March 31, 2004, increased approximately $1.6 million, or 28 percent, as compared to the nine months ending March 31, 2003. Consistent with increased fund assets and strong fund performance, certain sub-advisory fees, omnibus distribution costs, and performance-driven personnel costs contributed to the increases in expenses.

                        Financial Highlights (Unaudited)
                           U.S. Global Investors, Inc.


                                 Quarter Ended        Quarter Ended       Nine Months Ended    Nine Months Ended
                                March 31, 2004       March 31, 2003        March 31, 2004        March 31, 2003
                                --------------       --------------        --------------        --------------
Total Revenues                  $3,216,977            $1,873,995             $10,183,043         $5,885,693
Total Expenses                  $2,869,649            $1,948,229             $ 7,329,230         $5,708,344
Tax Expense (Benefit)           $  107,431            $   (4,384)            $   677,912         $   (5,885)
                                ----------            ----------             -----------         -----------
Net Income (Loss)               $  239,897            $  (69,850)            $ 2,175,901         $  183,234
Basic and Diluted Net
Income (Loss) Per Share         $     0.03            $    (0.01)            $      0.29         $     0.02
Weighted Average Diluted
  Shares Outstanding            $7,551,696            $7,486,856             $ 7,534,856         $7,470,222

Average Assets under
Management
($ in millions)                 $    1,543            $    1,070             $     1,305         $    1,080


About U.S. Global Investors, Inc.
----------------------------------
U.S. Global Investors, Inc. is a registered investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds. The groups consist of 12 no-load mutual funds that invest in a variety of investment options, from emerging markets to money markets. In general, trends in assets are the critical drivers of revenue and earnings trends. For more information about U.S. Global Investors and a prospectus for any of our funds, visit us online at www.usfunds.com, or call 1-800-US-FUNDS.

This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.